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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                          CONTACTS: Immunex
November 7, 2001                                         Robin Shapiro (media)
                                                         206.389.4040

                                                         Mark Leahy (investors)
                                                         206.389.4363

                                                         American Home Products
                                                         Doug Petkus (media)
                                                         610.902.7336

            Immunex Moves to Create One of the World's Most Advanced
                       Cell Culture Manufacturing Centers

 Company Accelerates Acquisition of Rhode Island Biotech Manufacturing Facility

SEATTLE - Immunex Corporation [Nasdaq: IMNX] and American Home Products Corporation [NYSE: AHP] announced today that the companies intend to transfer ownership of the manufacturing facility in Rhode Island on or about January 1, 2002. The facility is being redesigned to produce ENBREL(R) (etanercept).

U.S. Food and Drug Administration (FDA) approval of the facility is anticipated in the second half of 2002.

"This manufacturing facility gives us greater commercial strength - positioning Immunex among the world's largest, fully integrated biopharmaceutical companies," said Peggy Phillips, Immunex chief operating officer and executive vice president. "It is the foundation of one of the world's largest cell culture manufacturing centers."

Immunex will submit the FDA license application and, upon agency approval, the Rhode Island facility will become a licensed manufacturing site for commercial supply of ENBREL. The accelerated transfer of the facility will allow the company to streamline the completion of validation processes and conformance runs necessary to receive FDA approval.

"We are proud of the work we did to turn this facility into a state-of-the-art manufacturing site," said L. Patrick Gage, President, Wyeth-Ayerst Research (the pharmaceutical division of AHP). "It is now ready to be integrated into the Immunex organization and will be one of the largest protein manufacturing facilities in the world."

Efi Cohen-Arazi, senior vice president of supply operations at Immunex said, "The early transfer also allows us to manage the development of the new biotech manufacturing center in Rhode Island and to continue to build our team of highly skilled biotechnology manufacturing professionals."

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The facility is expected to cost more than $450 million when completed. This includes the acquisition of the 75-acre site and current manufacturing facility. In addition, more than 320 current employees at the plant will join the Immunex team.

Located in West Greenwich, RI, the current 250,000 square foot facility is being redesigned for the manufacture of ENBREL. This work involves the design and installation of hundreds of pieces of equipment, including: eight commercial-scale bioreactors; more than 25 miles of stainless steel pipe; and approximately 240 miles of electrical wire. The transfer of the facility to Immunex is subject to customary regulatory approvals.

Pending approval of permits, Immunex expects to break ground this fall on a second cell culture manufacturing facility at this same location. The BioNext Project(TM) will be a 500,000 square foot facility. When the facility is completed, which is estimated to be in 2005, it will provide employment for approximately 350 additional people. The two manufacturing plants are expected to comprise the largest cell culture manufacturing center in the world.

About ENBREL

Immunex recently reported that several important milestones for ENBREL were achieved in the last quarter:

o Record quarterly sales of ENBREL totaled $198.1 million. The company is managing access to the drug through the ENBREL Enrollment Program because current demand is greater than available supply.

o The first manufacturing process improvement for ENBREL was filed with the U.S. Food and Drug Administration (FDA). Upon FDA approval, Immunex expects to implement this process throughout 2002 and projects that it may increase the yield of ENBREL by 10 to 30 percent, augmenting overall supply of the drug next year.

o ENBREL was granted priority review for a potential new indication in psoriatic arthritis by the FDA. Thus, the regulatory agency agreed to act on the application by mid-January 2002. Psoriatic arthritis is a disease which affects more than 300,000 people in the United States (U.S.) and there is currently no therapy approved by the FDA to treat the disease.

o Positive Phase 2 results with ENBREL in moderate to severe psoriasis, a serious skin disease affecting more than one million people in the U.S., were announced. Data from this Phase 2 study of 112 patients will be presented at a medical meeting in 2002.

Immunex Corporation is a leading biopharmaceutical company dedicated to improving lives through immune system science innovations.

NOTE: Except for the historical information contained herein, this news release contains forward-looking statements that involve substantial risks and uncertainties. Among the factors that could cause actual results or timelines to differ materially are risks associated with research and clinical development, regulatory approvals, our supply capabilities and reliance on third-party manufacturers, product commercialization, competition, litigation and other risk factors listed from time to time in reports filed by Immunex with the SEC, including but not limited to risks described under the caption "Important Factors That May Affect Our Business, Our Results of Operations and Our Stock Price" within our most recently filed Form 10-Q. The forward-looking statements contained in this news release represent our judgment as of the date of this release. Immunex undertakes no obligation to publicly update any forward-looking statements.

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